UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):         July 8, 2005

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386

(Commission File Number)	(IRS Employer Identification No.)

4041 Forest Park Avenue, St. Louis, Missouri	63108

(Address of Principal Executive Offices)	(Zip Code)

(314) 615-6940

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_|      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_|      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_|      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_|      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

        Stereotaxis, Inc. (“Stereotaxis”) announced today that it has resolved a patent licensing dispute with the University of Virginia Patent Foundation (UVAPF). Stereotaxis and the UVAPF entered into an agreement that eliminates any requirement for the Company to pay royalties on Stereotaxis products that address clinical applications in the cardiovascular, peripheral vascular and certain other clinical fields. In exchange Stereotaxis has agreed to pay UVAPF a one-time cash settlement payment of $3.65 million. This resolution, which was amicably reached, absolves Stereotaxis of any obligations for future royalty payments in its primary areas of clinical focus. Stereotaxis had previously accrued royalties of 5% on sales of products that might be covered by these patents, and this accrual will no longer be required. Stereotaxis will take a one-time charge of approximately $2.9 million to reflect this settlement.

        A copy of the Settlement Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The description of the Settlement Agreement contained herein is qualified in its entirety by the full texts of such exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance SheetArrangement of a Registrant.

        See Item 1.01 described above and incorporated herein

Item 9.01.         Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Settlement Agreement effective as of June 30, 2005 between Stereotaxis, Inc. and the University of Virginia Patent Foundation

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: July 14, 2005	By:	/s/ James M. Stolze
Name:	James M. Stolze
Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Settlement Agreement effective as of June 30, 2005 between Stereotaxis, Inc. and the University of Virginia Patent Foundation